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               SERVICER'S CERTIFICATE

        Export Funding Trust Series 1994-A
               Certificate No. 6

               Payment Date: 8/15/97

1. Principal received on Promissory Notes....   $       1,897,750.00

2.  Interest received on Promissory Notes.....   $       1,197,859.80

3.  Prepayment made by Obligor (if any)....      $                  -

4.  Remaining Promissory Note Principal          $         28,466,250
    Balance..

5.  Pool Factor...............                                  75.00%

6.  Principal per Minimum Denomination.......    $           5,000.00

7.  Interest per Minimum Denomination.........   $           3,156.00

8.  Remaining Promissory Note Principal Balance
    Per Minimum Denomination............         $          75,000.00

 No default has occurred and is continuing with respect to the Promissory Notes(s) or related Credit Agreement.

All capitalized terms not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.

 IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate this 1st day of August 1997.

    NationsBank of Texas, N.A.
    As Servicer

    By:/s/Michael Timoney
    Name: Michael Timoney
    Title: Assistant Vice President
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